Exhibit 99.1 200 E Randolph St Chicago IL 60601 Tel: +1 312 782 5800 Contact Molly Schlax Date January 20, 2015 Telephone +1 312 729 3661 Email molly.schlax@fleishman.com JLL Income Property Trust Acquires Parking Garage in Chicago’s Vibrant River North Area Chicago (January 20, 2015) – Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), an institutionally-managed, non-listed, daily valued perpetual life REIT, today announced it acquired on December 23, 2014, the six-story, 366-stall parking garage known as Ohio Ontario Self Park. The parking garage is a component of the mixed-use development located at 33 W. Ontario Street in Chicago’s River North area containing a 59-story, 364-unit condominium tower with its own deeded parking and ground level retail. The purchase price was $16.9 million with an estimated capitalization rate based on purchase price of 6.7 percent. The property is strategically positioned at the epicenter of Chicago’s River North submarket, a bustling office and retail area, just north of Chicago’s Loop. River North’s growing residential community and numerous hotels and restaurants support one of the nation’s most dynamic 24/7 submarkets. The parking garage benefits from having two entrances accessing both the Ohio Street, inbound and Ontario Street, outbound lanes leading to the Kennedy Expressway, the main thoroughfare for commuters to and from downtown Chicago. “This investment furthers our diversification objectives and offers JLL Income Property Trust stable cash flow with strong potential to increase revenue by closing the gap on submarket parking rates and taking advantage of the location’s robust demand from a growing residential, hotel, office, retail and entertainment supply,” commented Allan Swaringen, President and CEO of JLL Income Property Trust. In conjunction with the acquisition, JLL Income Property Trust entered into a lease with a subsidiary of Imperial Parking, a firm founded in Vancouver in 1962. Today they are one of the largest parking facility managers in North America operating 2,600 parking facilities in 34 cities throughout the United States and Canada.

JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms. For more information on JLL Income Property Trust, please visit our website at www.jllipt.com. About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $53 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.